Exhibit 99.1

Catasys Revenue Increased 150% in the First Quarter of 2017

-     Deferred Revenue increased $419,000 to $1.9 million in the three months ended March 31, 2017

-     Total cash receipts increased 8% to $2.2 million for the first quarter 2017, compared to $2.1 million for the fourth quarter 2016

LOS ANGELES, May 15, 2017 -- Catasys, Inc. (CATS), a provider of proprietary predictive analytics and integrated treatment solutions to health plans, today reported its financial results for the three-month period ended March 31, 2017.

“During the quarter, we announced key new engagements with leading health insurance plans, while several existing customer programs expanded into new states and behavioral health indications. These activities are directly contributing to the building momentum in our business, which is expected to drive significant future revenue growth as the programs ramp,” said Rick Anderson, President and COO of Catasys. “The rollout of certain customers’ programs has been delayed slightly due to the health insurance plans’ own internal issues. We do not believe any of these will have a significant long-term impact on our overall strategy to scale the business. And looking out, we see opportunities to significantly increase our eligible population from which we enroll in the coming year and years.”

“Our reported revenue does not fully reflect the current growth trajectory of the business due to the variable nature of our contracts, payment structures, savings rates, the health insurance plans’ products, and our products. As a result, management measures the Company’s performance by also looking at total cash receipts, which is calculated by combining GAAP revenue with the change in deferred revenue for a quarter. For the first quarter we had $2.2 million in total cash receipts, an increase of 8% compared to $2.1 million for the fourth quarter of 2016. As we ramp the business, this variance will narrow from the current expectation for 2017 of approximately 50% to approximately 90% by 2019.”

“We recently strengthened the Company’s financial foundation with a $15 million capital raise, and the conversion of $6.7 million in debt and deferred compensation into shares of common stock, which will be recognized in our financial reports for the second quarter ended June 30, 2017. These activities provide us with greater financial flexibility to implement our growth strategy, including hiring key personnel,” concluded Mr. Anderson.

Recent Business Highlights

●	Announced that Health Alliance Medical Plans (“HAMP”) is expanding the OnTrak program to Health Alliance individual and public marketplace plan members in Illinois
●	A leading U.S. health insurance company expanded OnTrak-C coverage to Texas; the insurance company is the largest Medicaid plan in the state
●	Completed a underwritten public offering for gross proceeds of $15 million
o	Catasys CEO purchased approximately $900,00 of common stock in the public offering

●	Catasys CEO converted approximately $1.1 million of deferred compensation to common stock
●	Approximately $5.6 million of the Company’s debt was converted to common stock

First Quarter 2017 Financial Highlights

Revenue was $1.8 million for the first quarter of 2017, a sequential increase of 150% compared to $0.7 million during the same period in 2016. This growth is attributable to an increase in the members enrolled in OnTrak. Members enrolled during the first quarter of 2017 increased more than 13% compared to the three months ended March 31, 2016.

Deferred revenue increased by 27% or $418,000 to $1.9 million at March 31, 2017, compared with $1.5 million at December 31, 2016. When fees are received in advance, deferred revenue is recognized over the period the member is enrolled. Any fees subject to performance guarantees are deferred until such time as those performance standards are met; generally calculated annually or semi-annually. Catasys has historically been able to record its deferred revenue as actual revenue during the course of the business cycle, except for limited cases where members terminated from the program early.

Total Cash Receipts, which is a combination of total revenue plus the change in deferred revenue for a period, was $2.2 million for the first quarter of 2017, an increase of 8% compared to $2.1 million for the fourth quarter of 2016. Total Cash Receipts represents earned and unearned revenue the Company has received from its customers through its existing agreements for services provided or in the process of being provided.

General and administrative expenses were $2.6 million for the first quarter of 2017, an increase of 20% compared to $2.2 million for the first quarter of 2016.

Total operating expenses were $4.0 million for the first quarter of 2017, compared to $3.2 million for the first quarter of 2016 as the company expands the number of enrolled members and ramps up staff in preparation for near term anticipated new contract launches.

Loss from Operations decreased by 10% to $2.2 million at March 31, 2017, compared with $2.5 million for the same period last year.

Net loss was $(21.8) million, or $(2.35) per basic and diluted share, for the first quarter of 2017, compared to $(4.3) million, or $(0.47) per basic and diluted share, for the first quarter of 2016. The first quarter of 2017 includes non-cash expenses related to the change in fair value of the Company’s warrant and derivative liabilities of $5.2 million and $10.6 million, respectively.

Conference Call

Management will host a conference call and webcast on Tuesday, May 16th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to answer questions about the Company's operational and financial highlights. Participating on the call will be Terren Peizer, Chairman of the Board and Chief Executive Officer, and Rick Anderson, President and Chief Operating Officer.

Investors interested in listening to the call should dial 1-800-967-7187 (Toll Free), 1-719-457-2658 (International). Please ask the operator to join you into the “Catasys Call.” A live webcast of the conference call will be available online which can be accessed on the Investor Relations section of Catasys’ website: http://catasys.com/presentations.html.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the live broadcast.

For interested individuals unable to join the conference call, a replay of the webcast will be available at http://catasys.com/presentations.html for 30 days following the call. Also, a dial-in replay of the call will be available through May 30, 2017, at +1-844-512-2921 (Toll Free) or 1-412-317-6671 (International). Participants must use the following code to access the dial-in replay of the call: 3209680.

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin. For further information, please visit catasys.com.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Catasys’ management uses Total Cash Receipts, a non-GAAP financial measure, in its analysis of performance. Total Cash Receipts should not be considered a substitute for GAAP basis measures nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Total Cash Receipts, which combines GAAP Revenue with the change in Deferred Revenue for a period, provides useful supplemental information that is essential to a proper understanding of the financial results of Catasys. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Catasys. As a complement to GAAP financial measures, management believes that Total Cash Receipts assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Amy Talebizadeh

Catasys, Inc.

P: 310-444-4300

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands, except for number of shares)	March 31,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$291	$851
Receivables, net of allowance for doubtful accounts of $149 and $0, respectively	1,263	1,052
Prepaids and other current assets	596	420
Total current assets	2,150	2,323
Long-term assets
Property and equipment, net of accumulated depreciation of $1,660 and $1,620, respectively	419	410
Deposits and other assets	371	371
Total Assets	$2,940	$3,104

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$1,221	$870
Accrued compensation and benefits	2,020	2,089
Deferred revenue	1,943	1,525
Other accrued liabilities	582	575
Short term debt, related party, net of discount $0 and $216, respectively	10,046	9,796
Derivative liability	18,718	8,122
Total current liabilities	34,530	22,977
Long-term liabilities
Deferred rent and other long-term liabilities	95	117
Capital leases	22	31
Warrant liabilities	12,893	5,307
Total Liabilities	47,540	28,432

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 9,443,749 and 9,214,743 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	6	6
Additional paid-in-capital	256,881	254,385
Accumulated deficit	(301,487)	(279,719)
Total Stockholders' Deficit	(44,600)	(25,328)
Total Liabilities and Stockholders' Deficit	$2,940	$3,104

*The financial statements have been retroactively restated to reflect the 6-for-1 reverse-stock split that occurred on April 25, 2017.

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31,
	2017	2016
Revenues
Healthcare services revenues	$1,822	$728

Operating expenses
Cost of healthcare services	1,365	966
General and administrative	2,629	2,187
Depreciation and amortization	39	32
Total operating expenses	4,033	3,185

Loss from operations	(2,211)	(2,457)

Other income	14	65
Interest expense	(2,867)	(333)
Loss on conversion of note	(926)	-
Change in fair value of warrant liability	(5,181)	(228)
Change in fair value of derivative liability	(10,596)	(1,337)
Loss from operations before provision for income taxes	(21,767)	(4,290)
Provision for income taxes	1	2
Net Loss	$(21,768)	$(4,292)

Basic and diluted net loss from operations per share:	$(2.35)	$(0.47)

Basic and diluted weighted number of shares outstanding	9,246	9,168

*The financial statements have been retroactively restated to reflect the 6-for-1 reverse-stock split that occurred on April 25, 2017.

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended
(In thousands)	March 31,
	2017	2016
Operating activities:
Net loss	$(21,768)	$(4,292)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	39	32
Issuance costs included in interest expense	2,622	216
Provision for doubtful accounts	149	7
Deferred rent	(20)	(23)
Share-based compensation expense	127	174
Fair value adjustment on derivative liability	10,596	1,337
Fair value adjustment on warrant liability	5,181	228
Shares issued for services	117	-
Loss on conversion of note	926	-
Changes in current assets and liabilities:
Receivables	(360)	(27)
Prepaids and other current assets	(176)	141
Deferred revenue	418	593
Accounts payable and other accrued liabilities	534	96
Net cash used in operating activities	$(1,615)	$(1,518)

Investing activities:
Purchases of property and equipment	$(49)	$(10)
Deposits and other assets	-	16
Net cash provided by/(used in) investing activities	$(49)	$6

Financing activities:
Proceeds from bridge loan	$1,115	$900
Capital lease obligations	(11)	(42)
Net cash provided by financing activities	$1,104	$858

Net decrease in cash and cash equivalents	$(560)	$(654)
Cash and cash equivalents at beginning of period	851	916
Cash and cash equivalents at end of period	$291	$262

Supplemental disclosure of cash paid
Income taxes	$39	$26
Supplemental disclosure of non-cash activity
Common stock issued for investor relations services	$117	$-

CATASYS, INC. AND SUBSIDIARIES

GAAP to Non-GAAP Reconciliation

(In thousands)	March 31,	December 31,
	2017	2016
Revenue	1,822	3,788
Add:
Change in Deferred Revenue	419	(1,707)
Total Cash Receipts	$2,241	$2,081

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